Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter and Year Ended December 31, 2018

February 25, 2019

QTS®

Powered by People

1 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; our ability to successfully execute our strategic growth plan and realize its expected benefits; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which they were made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Company Profile

REDEFINING THE DATA CENTER.

HYPERSCALE | HYBRID COLOCATION

SOFTWARE-DEFINED DATA CENTER

MEGA SCALE DATA CENTERS

CLOUD PARTNER SOLUTIONS

POWERED BY PEOPLE

HILLSBORO
SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
OVERLAND PARK
CHICAGO
JERSEY CITY
PISCATAWAY
PRINCETON
ASHBURN
DULLES
MANASSAS
RICHMOND
IRVING
FORT WORTH
ATLANTA
SUWANEE
MIAMI
MEGA DATA CENTERS
DATA CENTERS
LAND

Industry-Leading Customer Service

Net Promoter Score

64
68
72
75
40
Industry Average
2015
2016
2017
2018

APPROXIMATELY **650+ ACRES** OF EXPANSION WITH CAPACITY TO NEARLY **DOUBLE BUSINESS** WITHIN EXISITING POWERED SHELL

3,179 TOTAL VOLUNTEER HOURS IN 2018

6.2M GROSS SQUARE FEET

2.7M SQUARE FEET OF RAISED FLOOR CAPACITY

100% UPTIME GUARANTEE

OVER **650** MEGAWATTS of GROSS UTILITY POWER

COMPLIANCE

FISMA, FEDRAMP, SOC 2, SOC 1, PCI DSS, HITRUST, ISO 27001

FLEXIBLE INTEGRATED FRAMEWORK

SERVICE DELIVERY PLATFORM

INDUSTRY'S 1ST SOFTWARE-DEFINED DATA CENTER PLATFORM

DELIVERING CUSTOMER VALUE

- Infrastructure Visibility
- Dynamic Control
- Integrated Hybrid Solution
- Online Transacting

UNLOCK THE POWER OF YOUR DATA

- Digitize
- Analyze
- Automate

Real-Time Visibility
Actionable Insights

Data provided as of December 31, 2018

3 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands except share data)

	December 31,	December 31,
	2018 (1)	2017 (1)
ASSETS
Real Estate Assets
Land	$105,541	$88,216
Buildings, improvements and equipment	1,917,251	1,701,287
Less: Accumulated depreciation	(467,644)	(394,823)
	1,555,148	1,394,680
Construction in progress (2)	790,064	567,819
Real Estate Assets, net	2,345,212	1,962,499
Cash and cash equivalents	11,759	8,243
Rents and other receivables, net	55,093	47,046
Acquired intangibles, net	95,451	109,451
Deferred costs, net (3) (4)	45,096	41,545
Prepaid expenses	6,822	6,163
Goodwill	173,843	173,843
Assets held for sale	71,800	—
Other assets, net (5)	56,893	66,266
TOTAL ASSETS	$2,861,969	$2,415,056

LIABILITIES
Unsecured credit facility, net (4)	$945,657	$825,186
Senior notes, net of debt issuance costs (4)	394,786	394,178
Capital lease, lease financing obligations and mortgage notes payable	4,674	10,565
Accounts payable and accrued liabilities	99,166	113,430
Dividends and distributions payable	29,633	22,222
Advance rents, security deposits and other liabilities	32,679	28,903
Liabilities held for sale	24,349	—
Deferred income taxes	1,097	4,611
Deferred income	33,241	25,305
TOTAL LIABILITIES	1,565,282	1,424,400

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of December 31, 2018; zero shares authorized, issued and outstanding as of December 31, 2017 (6)	103,212	—
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of December 31, 2018; zero shares authorized, issued and outstanding as of December 31, 2017 (7)	304,265	—
Common stock: $0.01 par value, 450,133,000 shares authorized, 51,123,417 and 50,701,795 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	511	507
Additional paid-in capital	1,062,473	1,049,176
Accumulated other comprehensive income	2,073	1,283
Accumulated dividends in excess of earnings	(278,548)	(173,552)
Total stockholders’ equity	1,193,986	877,414
Noncontrolling interests	102,701	113,242
TOTAL EQUITY	1,296,687	990,656
TOTAL LIABILITIES AND EQUITY	$2,861,969	$2,415,056

(1)

The balance sheet at December 31, 2018 and December 31, 2017, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of December 31, 2018, construction in progress included $205.4 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of December 31, 2018 and December 31, 2017, deferred costs, net included $7.7 million and $7.9 million of deferred financing costs net of amortization, respectively, and $37.4 million and $33.7 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $11.6 million and $11.6 million at December 31, 2018 and December 31, 2017, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of December 31, 2018 and December 31, 2017, other assets, net included $48.8 million and $57.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of December 31, 2018, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of December 31, 2018, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

4 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(in thousands except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Revenues:
Rental	$94,150	$91,733	$90,078	$360,828	$335,819
Recoveries from customers	11,629	11,800	11,053	45,386	37,886
Cloud and managed services	4,020	7,537	15,421	35,712	65,466
Other (1)	2,538	1,143	2,359	8,598	7,339
Total revenues	112,337	112,213	118,911	450,524	446,510
Operating expenses:
Property operating costs	35,721	38,217	41,199	148,236	153,209
Real estate taxes and insurance	3,297	3,088	2,750	12,193	11,959
Depreciation and amortization	38,258	37,900	37,140	149,891	140,924
General and administrative (2)	17,670	19,922	20,820	80,857	87,231
Transaction, integration and impairment costs	269	901	9,449	2,743	11,060
Restructuring (3)	4,246	13,737	—	37,943	—
Total operating expenses	99,461	113,765	111,358	431,863	404,383

Operating income (loss)	12,876	(1,552)	7,553	18,661	42,127

Other income and expense:
Interest income	58	66	1	150	67
Interest expense	(6,050)	(6,386)	(8,049)	(28,749)	(30,523)
Debt restructuring costs	(605)	—	(19,992)	(605)	(19,992)
Income (loss) before taxes	6,279	(7,872)	(20,487)	(10,543)	(8,321)
Tax benefit of taxable REIT subsidiaries	123	980	4,374	3,368	9,778
Net income (loss)	6,402	(6,892)	(16,113)	(7,175)	1,457
Net (income) loss attributable to noncontrolling interests (4)	74	1,610	1,971	2,715	(175)
Net income (loss) attributable to QTS Realty Trust, Inc.	$6,476	$(5,282)	$(14,142)	$(4,460)	$1,282
Preferred stock dividends	(7,045)	(7,045)	—	(16,666)	—
Net income (loss) attributable to common stockholders	$(569)	$(12,327)	$(14,142)	$(21,126)	$1,282

Net income (loss) per share attributable to common shares:
Basic (5)	$(0.02)	$(0.25)	$(0.29)	$(0.44)	$0.01
Diluted (5)	(0.02)	(0.25)	(0.29)	(0.44)	0.01

(1)

Other revenue - Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $2.1 million, $1.2 million and $2.3 million for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively. Straight line rent was $7.4 million and $6.1 million for the years ended December 31, 2018 and 2017, respectively.

(2)

General and administrative expenses - Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 15.7%,  17.8%, and 17.5% of total revenues for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively. General and administrative expenses were 17.9% and 19.5% of total revenues for the years ended December 31, 2018 and 2017, respectively.

(3)

Restructuring Costs –The Company incurred $4.2 million of restructuring expenses for the three months ended December 31, 2018 associated with its strategic growth plan, of which $4.1 million related to product and other expenses and  $0.1 million related to severance expenses. The Company incurred $37.9 million of restructuring expenses for the year ended December 31, 2018 associated with its strategic growth plan, of which $23.3 million related to product and other expenses, $7.7 million related to equity-based compensation and professional fees, and $6.9 million related to severance expenses.

(4)

Noncontrolling interest - The weighted average noncontrolling ownership interest of QualityTech, LP was 11.5%,  11.5% and 11.5% for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively, and 11.5% and 12.0% for the years ended December 31, 2018 and 2017, respectively.

(5)	Basic and diluted net income (loss) per share were calculated using the two-class method.

5 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net income (loss)	$6,402	$(6,892)	$(16,113)	$(7,175)	$1,457
Other comprehensive income (loss):
Increase (decrease) in fair value of interest rate swaps	(9,079)	1,429	3,234	895	1,449
Reclassification of other comprehensive income to interest expense	(300)	(83)	—	110	—
Comprehensive income (loss)	(2,977)	(5,546)	(12,879)	(6,170)	2,906
Comprehensive (income) loss attributable to noncontrolling interests	343	639	1,577	711	(349)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(2,634)	$(4,907)	$(11,302)	$(5,459)	$2,557

6 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(in thousands, except operating portfolio statistics data and per share data)

In conjunction with its strategic growth plan announced in the first quarter of 2018, QTS has realigned information included in this supplement to focus its key performance metrics around its core business, which primarily consists of its hyperscale and hybrid colocation businesses, (collectively, the “Core” business). The Core business is the Company’s primary business following the completion of the strategic growth plan, which was completed in 2018. For informational purposes, QTS has excluded its estimated Non-Core business from certain financial and operating statistics below. A more detailed allocation of Core and Non-Core financial information is presented in the Appendix.

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, including its Core business, as further described in the Appendix. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information or as an expectation of future performance of the Company’s Core business. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s current operations and its Core business. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Summary of Consolidated Results (includes Core and Non-Core)	2018	2018	2017	2018	2017
Total revenues	$112,337	$112,213	$118,911	$450,524	$446,510
Net income (loss)	$6,402	$(6,892)	$(16,113)	$(7,175)	$1,457
Net income (loss) attributable to common stockholders	$(569)	$(12,327)	$(14,142)	$(21,126)	$1,282
Fully diluted weighted average shares outstanding	58,140	58,251	57,784	58,105	56,546
Net income (loss) per basic share	$(0.02)	$(0.25)	$(0.29)	$(0.44)	$0.01
Net income (loss) per diluted share	$(0.02)	$(0.25)	$(0.29)	$(0.44)	$0.01
FFO available to common stockholders & OP unit holders	$34,997	$20,642	$16,426	$112,278	$125,012

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
Core Financial Summary (1)	2018	2018	2017	2018	2017
Core Operating FFO available to common stockholders & OP unit holders	$40,081 (2)	$35,455 (3)	$40,961 (4)	$149,298 (5)	$137,482 (6)
Core Operating FFO per diluted share	$0.69 (2)	$0.61 (3)	$0.71 (4)	$2.57 (5)	$2.43 (6)
Core MRR (at period end)	$31,141	$30,100	$27,175	$31,141	$27,175
Core Revenue	$112,334	$107,513	$100,617	$422,786	$370,392
Core Adjusted EBITDA	$59,306	$55,040	$50,634	$218,139	$179,083
Core NOI	$73,326	$68,811	$64,463	$274,568	$234,632
Core NOI as a % of Core revenue	65.3%	64.0%	64.1%	64.9%	63.3%
Core Adjusted EBITDA as a % of Core revenue	52.8%	51.2%	50.3%	51.6%	48.3%
Core General and administrative expenses as a % of Core revenue	15.6%	16.5%	16.7%	16.9%	18.3%
Annualized Core ROIC	12.6%	12.1%	12.5%	12.3%	11.8%

(1)	Represents Core results only. See Appendix for additional information regarding Non-Core reconciliations.
(2)

For the three months ended December 31, 2018, excluding the effects of the Company’s deferred tax expense, Core Operating FFO available to common stockholders & OP unit holders would be $40,119 and Core Operating FFO per diluted share would be $0.69.

(3)

For the three months ended September 30, 2018, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common stockholders & OP unit holders would be $35,046 and Core Operating FFO per diluted share would be $0.60.

(4)

For the three months ended December 31, 2017, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common stockholders & OP unit holders would be $37,082 and Core Operating FFO per diluted share would be $0.64.

(5)

For the year ended December 31, 2018, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common stockholders & OP unit holders would be $148,338 and Core Operating FFO per diluted share would be $2.55.

(6)

For the year ended December 31, 2017, excluding the effects of the Company’s deferred tax benefit, Core Operating FFO available to common stockholders & OP unit holders would be $127,827 and Core Operating FFO per diluted share would be $2.26.

7 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

	December 31,		December 31,
Balance Sheet Data - Consolidated Results (includes Core and Non-Core) (1)	2018		2017
Total debt, net of cash and cash equivalents	1,344,915	(2)	1,233,322	(2)
Debt to last quarter annualized Adjusted EBITDA	5.7x	(3)	5.4x	(3)
Debt to undepreciated real estate assets	47.8%	(3)	52.3%	(3)
Debt to Implied Enterprise Value	34.3%	(3)	28.2%	(3)

(1)	Disclosed on a consolidated basis to conform with debt covenant calculations in accordance with lender requirements.
(2)

The Company has excluded associated debt issuance costs from the Total Debt line item for both periods presented.  As a result, the amounts referenced above represent the full amount of debt that will be repaid less the amount of cash and cash equivalents on hand.

(3)	Calculated using total debt, which excludes associated debt issuance costs, less the amount of cash and cash equivalents on hand.

	December 31,	December 31,
Operating Portfolio Statistics	2018	2017
Built out square footage:
Raised floor	1,480,232	1,403,516
Core leasable raised floor (1)	1,201,255	1,112,350
Core leased raised floor (1)	1,080,355	964,951
Core data center % occupied (1)	89.9%	86.7%

Total Raw Shell:
Total	6,223,794	6,119,806
Basis-of-design raised floor space (2)	2,730,874	2,677,693

Data center properties	25	25
Basis of design raised floor % developed	54.2%	52.4%

Data center raised floor % wholly-owned (3)	95.5%	94.4%

(1)

Leasable and leased raised floor includes Core only. The Company had no Non-Core leasable or leased raised floor at December 31, 2018. Had Non-Core been included, consolidated leasable raised floor and leased raised floor would be 1,116,584 square feet and 969,777 square feet at December 31, 2017, respectively.

(2)	See definition in Appendix.
(3)

Includes the Santa Clara facility which is subject to a long-term ground lease, and excludes facilities subject to capital lease obligations.  Had the Santa Clara facility been excluded as a wholly owned facility, the wholly owned data center raised floor percentage would be 91.7% and 90.4% at December 31, 2018 and December 31, 2017, respectively.

2019  Guidance

		2019 Guidance
		(excluding joint		Less: joint venture	(including joint
	2018 Core Actuals (1)	venture impact)		impact (2) (3) (4)	venture impact)
($ in millions except per share amounts)		Low	High		Low	High
Revenue	$422.8	$471	$485	$(12)	$459	$473
Adjusted EBITDA	$218.1	$246	$256	$(3)	$243	$253
Operating FFO per fully diluted share	$2.57	$2.61	$2.71	$—	$2.61	$2.71

(1)	2018 Core Actuals exclude results from the Non-Core business unit for the year ended December 31, 2018.
(2)

Consistent with GAAP accounting standards, QTS expects the closing of the JV will result in a reduction in QTS’ full-year 2019 reported revenue of approximately $12 million, representing 100% of the expected revenue from the Manassas facility.

(3)

Consistent with GAAP accounting and NAREIT-defined standards, QTS expects to include its proportionate ownership of EBITDAre in its reported EBITDAre and adjusted EBITDA results. QTS expects the closing of the joint venture will result in an approximately $3 million reduction in reported 2019 adjusted EBITDA to reflect the impact from QTS’ 50% reduced proportionate ownership in the Manassas facility contributed to the unconsolidated joint venture.

(4)

Consistent with GAAP accounting and NAREIT-defined standards, QTS expects to include its proportionate ownership of Funds from Operations from the joint venture in its reported Funds from Operations, Operating Funds from Operations and Operating Funds from Operations per diluted share results.

The Company’s 2019 guidance includes the effects of the recently announced joint venture, which will be reflected as an unconsolidated joint venture on QTS’ reported financial statements beginning in the first quarter of 2019. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture will be removed from QTS’ reported GAAP financial statements. Also consistent with GAAP accounting and NAREIT-defined standards, QTS anticipates including its proportionate ownership of EBITDAre and Funds from Operations from the joint venture in its reported EBITDAre and Funds from Operations results, respectively.

QTS expects the joint venture will result in a reduction in QTS’ full-year 2019 reported revenue of approximately $12 million, representing 100% of the expected revenue from the Manassas facility. In addition, the Company expects the joint venture will result in an

8 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

approximate $3 million reduction in its reported 2019 adjusted EBITDA to reflect the impact from QTS’ 50% reduced proportionate ownership in the Manassas facility contributed to the unconsolidated joint venture.

As the joint venture provides the opportunity for QTS to balance a higher return on capital, against reduced capital spending, QTS does not anticipate the closing of the joint venture will have a material impact on its 2019 reported Operating FFO per share.

The Company’s 2019 guidance assumes rental churn for the full year of between 3% and 6%, consistent with its initial target range for 2018. In addition, for the full-year 2019, QTS expects to spend between $450 million and $500 million in cash capital expenditures, excluding any acquisitions, which remains in line with the Company’s 2018 cash capital expenditures. The Company’s 2019 capital expenditure guidance includes its proportionate share of cash capital expenditures in the Manassas development which was contributed to the unconsolidated joint venture.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and loss on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

9 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Reconciliations of Core Return on Invested Capital (ROIC)

(unaudited and in thousands)

Core Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes Core ROIC is a helpful metric for users of the financial statements to gauge the Company's performance of its Core business against the capital it has invested in the Core business.

Core Return on Invested Capital (ROIC)	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Core NOI (1)	$73,326	$68,811	$64,463	$274,568	$234,632
Annualized Core NOI	293,304	275,244	257,852	274,568	234,632
Average Core undepreciated real estate assets and other Core net fixed assets placed in service (2)	2,334,400	2,283,600	2,055,098	2,229,841	1,988,927
Annualized Core ROIC (2)	12.6%	12.1%	12.5%	12.3%	11.8%

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations,  aggregated to $5.1 million, $4.6 million and $4.3 million for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017 respectively, and $18.5 million and $15.9 million for the years ended December 31, 2018 and 2017, respectively.

(2)

Calculated using Core amounts only. Had the amounts included Non-Core assets and Non-Core NOI, consolidated annualized ROIC for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017 would be 12.6%,  12.4% and 14.3%,  respectively, and 12.9% and 13.9% for the years ended December 31, 2018 and 2017, respectively.

	As of			As of
Calculation of Average Core Undepreciated Real Estate	December 31,	September 30,	December 31,	December 31,
Assets and other Core Net Fixed Assets Placed in Service (1)	2018	2018	2017	2018	2017
Core Real Estate Assets, net	$2,345,212	$2,265,923	$1,930,493	$2,345,212	$1,930,493
Less: Core Construction in progress	(790,064)	(731,660)	(563,501)	(790,064)	(563,501)
Plus: Core Accumulated depreciation	467,644	450,429	378,011	467,644	378,011
Plus: Goodwill	173,843	173,843	173,843	173,843	173,843
Plus: Core Other fixed assets, net	37,431	37,858	34,060	37,431	34,060
Plus: Core Acquired intangibles, net (2)	82,362	83,103	91,586	82,362	91,586
Plus: Core Leasing Commissions, net	37,425	34,874	31,850	37,425	31,850
Plus: Assets held for sale	577	—	—	577	—
Total as of period end	$2,354,430	$2,314,370	$2,076,342	$2,354,430	$2,076,342

Average undepreciated real estate assets and other net fixed assets as of reporting period (3)	$2,334,400	$2,283,600	$2,055,098	$2,229,841	$1,988,927

(1)

Calculated using Core amounts only, which excludes Non-Core product related assets. Had the amounts included Non-Core assets, consolidated average undepreciated real estate assets and other net fixed assets would be $2,336,259,  $2,295,044 and $2,102,190 for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively, and $2,254,108 and $2,028,404 for the years ended December 31, 2018 and 2017, respectively.

(2)	Net of acquired intangible liabilities and deferred tax liabilities.
(3)	Calculated by using average quarterly balance of each account.

10 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and

Weighted Average Shares

	Shares or	Market Price or	Market
	Equivalents	Liquidation Value as of	capitalization
Implied Enterprise Value as of December 31, 2018:	Outstanding	December 31, 2018	(in thousands)
Class A Common Stock	50,995,009	$37.05	$1,889,365
Class B Common Stock	128,408	37.05	4,758
Total Shares Outstanding	51,123,417
Units of Limited Partnership (1)	6,715,312	37.05	248,802
Options to purchase Class A Common Stock (2)	229,579	37.05	8,506
Fully Diluted Total Shares and Units of Limited Partnership outstanding as of December 31, 2018	58,068,308
Liquidation value of Series A Preferred Stock	4,280,000	25.00	107,000
Liquidation value of Series B Convertible Preferred Stock	3,162,500	100.00	316,250
Total Equity			$2,574,681
Total Debt			1,344,915	(3)
Implied Enterprise Value			$3,919,596

(1)	Includes 39,694 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of December 31, 2018.
(2)	Represents options to purchase shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis as of December 31, 2018.
(3)

Excludes all debt issuance costs reflected as a reduction to liabilities at December 31, 2018 representing the full amount of debt that will be repaid, less the amount of cash and cash equivalents on hand.

The following table presents the weighted average fully diluted shares for the three months and year ended December 31, 2018:

	Three Months Ended	Year Ended
	December 31, 2018	December 31, 2018
Weighted average shares outstanding - basic	51,129,439	51,074,904
Effect of Class A partnership units (1)	6,675,977	6,652,840
Effect of Class O units on an "as if" converted basis (1)	39,694	88,152
Effect of options to purchase Class A common stock and restricted Class A common stock on an "as if" converted basis (2)	295,332	289,415
Weighted average shares outstanding - diluted (3)	58,140,442	58,105,311

(1)	The Class A units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The average share price for the three months and year ended December 31, 2018 was $39.31 and $40.39, respectively.
(3)	Series B Convertible Preferred stock was not incorporated on an “as if” converted basis as the conversion would have been antidilutive for both periods presented.

11 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Data Center Properties

The table below presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of December 31, 2018.  The table excludes data center development associated with land acquired in Phoenix, AZ which was acquired in the third quarter of 2017, as well as data center development associated with land acquired in 2017 in Ashburn, VA and Hillsboro, OR. Subsequent to December 31, 2018, the Company entered into a joint venture agreement whereby it contributed the Manassas facility to the joint venture. Balances in the following table represent QTS’ full 100% ownership percentage at December 31, 2018, however beginning in the first quarter of 2019 the Company will only report its 50% share of property information related to Manassas.

			Net Rentable Square Feet (Operating NRSF) (3)
									Available	Basis of	Current
		Gross					%		Utility	Design	Raised
	Year	Square	Raised	Office &	Supporting		Occupied	Annualized	Power	("BOD")	Floor as a
Property	Acquired (1)	Feet (2)	Floor (4)	Other (5)	Infrastructure (6)	Total	(Core) (7)	Core Rent (8)	(MW) (9)	NRSF	% of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	74.0%	$41,072,149	110	557,309	30.0%
Atlanta, GA (Metro)	2006	968,695	477,986	36,953	342,426	857,365	99.2%	$101,394,293	72	527,186	90.7%
Irving, TX	2013	698,000	174,160	6,981	179,083	360,224	94.7%	$50,666,209	140	275,701	63.2%
Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$10,165,648	22	158,157	36.8%
Chicago, IL	2014	474,979	46,000	1,786	47,582	95,368	77.6%	$11,683,980	24	215,855	21.3%
Ashburn, VA	2017	445,000	14,230	6,096	23,240	43,566	100.0%	$2,157,036	50	178,000	8.0%
Manassas, VA	2018	118,031	—	—	—	—	—%	$—	24	66,324	—%
Suwanee, GA	2005	369,822	205,608	8,697	107,128	321,433	91.9%	$55,080,296	36	205,608	100.0%
Piscataway, NJ	2016	360,000	98,820	14,311	100,151	213,282	88.4%	$17,099,003	111	176,000	56.1%
Fort Worth, TX	2016	261,836	10,600	—	19,438	30,038	100.0%	$2,084,516	50	80,000	13.3%
Santa Clara, CA*	2007	135,322	55,905	944	45,094	101,943	78.4%	$17,687,411	11	80,940	69.1%
Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	46.8%	$11,965,211	8	54,595	100.0%
Dulles, VA	2017	87,159	30,545	5,997	32,892	69,434	62.1%	$17,452,495	13	48,270	63.3%
Leased facilities **	2006 & 2015	192,588	63,937	18,650	41,901	124,488	84.9%	$28,461,031	14	84,549	75.6%
Other ***	Misc.	147,435	22,380	49,337	30,074	101,791	67.8%	$6,720,934	5	22,380	100.0%
Total		6,223,794	1,480,232	205,868	1,283,184	2,969,284	89.9%	$373,690,212	691	2,730,874	54.2%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(2)

With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 347,261 square feet of QTS office and support space, which is not included in operating NRSF.

(3)

Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

(4)

Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.

(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)

Calculated as Core data center raised floor that is subject to a signed lease for which space is occupied (1,080,355 square feet as of December 31, 2018), divided by Core leasable raised floor based on the current configuration of the properties (1,201,255 square feet as of December 31, 2018), expressed as a percentage.

(8)

The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements. There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of December 31, 2018.

*        Subject to long-term ground lease.

**      Includes 10 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended December 31, 2018, the Company exited the Harrisonburg, VA facility.

***    Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.

12 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Redevelopment Costs Summary

(in millions, except NRSF data)

During the fourth quarter of 2018, the Company brought online approximately three megawatts of gross power and approximately 17,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Chicago, Irving, and Piscataway facilities at an aggregate cost of approximately $36 million. For the year ended December 31, 2018, the Company brought online approximately 20 megawatts of gross power and approximately 89,000 NRSF of raised floor and customer specific capital at its Atlanta-Metro, Chicago, Irving, Piscataway and Ashburn facilities at an aggregate cost of approximately $205 million, which includes $17 million related to the underlying land at the Company’s Ashburn facility.

The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2019 (in millions).

	Under Construction Costs (1)
		Estimated Cost to		Expected
Property	Actual (2)	Completion (3)	Total	Completion date
Fort Worth, TX	$33	$3	$36	Q2 & Q4 2019
Manassas, VA (4)	72	35	107	Q1 & Q2 2019
Ashburn, VA	53	10	63	Q1, Q3, & Q4 2019
Irving, TX	32	11	43	Q3 & Q4 2019
Chicago, IL	29	10	39	Q1, Q3, & Q4 2019
Atlanta, GA (Metro)	1	19	20	Q2 2019
Santa Clara, CA	7	8	15	Q1 & Q4 2019
Piscataway, NJ	4	1	5	Q3 2019
Totals	$231	$96	$327

(1)

In addition to projects currently under construction, the Company’s near-term redevelopment projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future redevelopment projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.

(2)

Represents actual costs under construction through December 31, 2018. In addition to the $231 million of construction costs incurred through December 31, 2018 for redevelopment expected to be completed by December 31, 2019, as of December 31, 2018 the Company had incurred $559 million of additional costs (including acquisition costs and other capitalized costs) for other redevelopment projects that are expected to be completed after December 31, 2019.

(3)

Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

(4)

Subsequent to December 31, 2018, the Company entered into a joint venture agreement whereby it contributed the  Manassas facility to a 50% owned venture. Balances herein represent QTS’ full 100% ownership percentage at December 31, 2018, however beginning in the first quarter of 2019 the Company will only report its 50% share of property information related to Manassas.

13 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Redevelopment Summary

(in millions, except NRSF data)

The following redevelopment table presents an overview of the Company’s redevelopment pipeline, based on information as of December 31, 2018. This table shows the Company’s ability to increase its raised floor of 1,480,232 square feet as of December 31, 2018 by approximately 1.8 times to 2.7 million square feet, exclusive of acquired land parcels in Phoenix, AZ; Ashburn, VA; and Hillsboro, OR.

	Raised Floor NRSF
	Overview as of December 31, 2018
	Current				Approximate
	NRSF in	Under	Future	Basis of	Adjacent Acreage
Property	Service	Construction (1)	Available (2)	Design NRSF	of Land (3)
Richmond, VA	167,309	—	390,000	557,309	111.1
Atlanta, GA (Metro)	477,986	20,000	29,200	527,186	71.7
Irving, TX	174,160	25,000	76,541	275,701	29.4
Princeton, NJ	58,157	—	100,000	158,157	65.0
Chicago, IL	46,000	20,000	149,855	215,855	23.0
Ashburn, VA	14,230	31,971	131,799	178,000	35.3
Manassas, VA (4)	—	22,400	43,924	66,324	102.4
Suwanee, GA	205,608	—	—	205,608	15.4
Piscataway, NJ	98,820	5,000	72,180	176,000	—
Fort Worth, TX	10,600	26,000	43,400	80,000	26.5
Santa Clara, CA	55,905	4,000	21,035	80,940	—
Sacramento, CA	54,595	—	—	54,595	—
Dulles, VA	30,545	—	17,725	48,270	—
Leased facilities (5)	63,937	—	20,612	84,549	—
Phoenix, AZ	—	—	—	—	84.2
Hillsboro, OR	—	—	—	—	92.0
Other (6)	22,380	—	—	22,380	—
Totals as of December 31, 2018	1,480,232	154,371	1,096,271	2,730,874	656.0

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2019.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2019.
(3)

The total cost basis of adjacent land, which is land available for the future development, is approximately $237.6 million, of which $205.4 million is included in Construction in Progress on the consolidated balance sheet.  The Basis of Design NRSF does not include any build-out on the available land.

(4)

Subsequent to December 31, 2018, the Company entered into a joint venture agreement whereby it contributed the Manassas facility to a 50% owned joint venture. Balances herein represent QTS’ full 100% ownership percentage at December 31, 2018, however beginning in the first quarter of 2019 the Company will only report its 50% share of property information related to Manassas.

(5)	Includes 10 facilities. All facilities are leased, including those subject to capital leases.
(6)	Consists of Miami, FL; Lenexa, KS; and Overland Park, KS facilities.

14 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Core NOI by Facility and Consolidated Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates Core net operating income, or Core NOI, as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write-off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses, in each case attributable to the Company’s Core business. The Company believes that Core NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate.

Core NOI was calculated in the following manner: For revenue, QTS identified the specific products that it expected to divest of in 2018 and allocated the specific revenue to Non-Core operations. For customers that had Non-Core managed service revenue and also had colocation revenue, the Company performed an analysis on a customer-by-customer basis to determine colocation revenue attached to certain customers in the Cloud and Managed Services business that we expected would not remain with QTS post transition. For operating costs, the Company identified costs such as rent expense and repairs and maintenance costs associated with servicing the aforementioned Non-Core revenue and classified those costs as Non-Core. The breakdown of Core NOI by facility is shown below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Breakdown of Core NOI by facility:
Atlanta-Metro data center	$22,847	$21,283	$19,896	$85,627	$76,721
Atlanta-Suwanee data center	11,506	11,631	11,081	46,155	40,723
Richmond data center	9,516	7,802	12,473	31,758	37,824
Irving data center	11,271	10,700	9,624	42,725	32,881
Dulles data center	2,515	3,075	1,552	10,022	6,726
Leased data centers (1)	1,791	1,756	(438)	6,429	(842)
Santa Clara data center	1,833	1,770	1,667	7,815	6,417
Piscataway data center	3,359	2,945	2,319	12,306	9,512
Princeton data center	2,454	2,441	2,394	9,722	9,613
Sacramento data center	1,915	1,875	1,712	7,524	6,975
Chicago data center	2,254	2,224	1,482	8,811	4,782
Ashburn data center	574	427	—	1,264	—
Fort Worth data center	197	283	21	931	403
Other facilities (2)	1,294	599	680	3,479	2,897
Core NOI (3) (4)	$73,326	$68,811	$64,463	$274,568	$234,632

(1)	Includes 10 facilities. All facilities are leased, including those subject to capital leases.
(2)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities.
(3)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations, aggregated to $5.1 million, $4.6 million and $4.3 million for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively, and $18.5 million and $15.9 million for the years ended December 31, 2018 and 2017, respectively.

(4)

Represents Core amounts only, which excludes Non-Core NOI.  Non-Core definition is presented in the Appendix. Had the amounts included Non-Core NOI, consolidated NOI would be $73,319, $70,908, and $74,962 for the three months ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively, and $290,095 and  $281,342 for the years ended December 31, 2018 and 2017, respectively.

15 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Our cash paid for capital expenditures is summarized as follows:

	Capital Expenditures
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Development	$72,941	$112,479	$45,346	$386,592	$213,632
Acquisitions	80,073	12,330	80,025	117,029	127,038
Maintenance capital expenditures	1,460	1,660	848	6,662	5,009
Other capital expenditures (1)	27,681	19,230	24,149	91,049	88,673
Total capital expenditures	$182,155	$145,699	$150,368	$601,332	$434,352

(1)

Represents capital expenditures for capitalized interest, commissions, personal property, overhead costs and corporate fixed assets. Corporate fixed assets primarily relate to construction of corporate offices, leasehold improvements and product related assets.

16 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Leasing Statistics – Core Signed Leases

The amounts below include renewals when there was a change in square footage rented, but exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 18 for such renewals). The amounts below also exclude leases signed related to Non-Core products and services.

During the fourth quarter of 2018, the Company entered into  362 new and modified Core leases aggregating to $12.2 million of Core incremental annualized rent. The Company’s fourth quarter leasing performance was driven by strong sales in its hybrid colocation product, contributing over 75% of the quarter’s incremental annualized rent. Pricing on new and modified leases signed during the fourth quarter was lower than the prior four quarter average primarily driven by a higher proportion of larger footprint hybrid colocation deals signed in the fourth quarter, including 5 deals in the 500 kilowatt to 2 megawatt range. The pricing on new and modified leases signed varies quarter to quarter based on the mix of Core deals leased, as hyperscale and hybrid colocation vary on a rate per square foot basis.

Annualized rent per leased square foot is computed using the total rent associated with all new and modified Core leases for the respective periods. Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution.

					Annualized	Incremental
				Annualized	Rent of New	Annualized
		Number of	Total Leased	rent per	and Modified	Rent, Net of
	Period	Leases	sq ft	leased sq ft (1)	Lease	Downgrades (2)
New/modified leases signed - Core (3)	Q4 2018	362	41,606	$434	$18,062,604	$12,225,797
	P4QA*	404	49,550	547	27,125,141	15,211,989
	Q3 2018	398	43,127	564	24,316,638	18,143,436
	Q2 2018	447	39,082	801	31,322,076	13,092,298
	Q1 2018	413	90,294	399	35,982,816	21,039,069
	Q4 2017	357	25,697	657	16,879,032	8,573,152

*	Average of prior 4 quarters
(1)	Calculated using all Core revenue including new lease MRR and modified renewal MRR.
(2)	Amounts include Core incremental MRR only, net of downgrades.
(3)

Includes leases of Core products only.  Had the incremental annualized rent, net of downgrades included Non-Core leases, consolidated incremental annualized rent net of downgrades would be $10,583,078, $14,477,264, $9,323,040, $16,735,105, and $8,719,465 for the three months ended December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively, and the prior four quarter average would be $12,313,718.

NOTE: Figures above do not include cost recoveries.

17 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

The following table outlines the booked-not-billed (“BNB”) balance as of December 31, 2018 and how that will affect revenue in 2018 and subsequent years:

Booked-not-billed ("BNB")	2019	2020	Thereafter	Total
MRR	$3,359,544	$893,345	$965,194	$5,218,083
Incremental revenue (1)	27,577,956	7,161,955	11,582,328
Annualized revenue (2)	40,314,528	10,720,140	11,582,328	62,616,996

(1)	Incremental revenue represents the expected amount of recognized MRR for the business in the period based on when the booked-not-billed leases commence throughout the period.
(2)

Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of December 31, 2018 to be approximately $72 million. This estimate generally includes customers with newly contracted space of more than 3,300 square feet of raised floor space. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

18 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Leasing Statistics – Core Renewed and Commenced Leases and Core Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of Core deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.

Consistent with the Company’s strategy and business model, the renewal rates below reflect total Core MRR per square foot including all subscribed services. The amounts below exclude leases of Non-Core products. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates.

The overall blended rate for  Core renewals signed in the fourth quarter of 2018 was 6.0% lower than the rates for those customers immediately prior to renewal. The decline in the renewal rate of 6.0% was largely due to three customers that signed commitments to significantly expand their respective footprints elsewhere in QTS’ footprint in addition to slight changes in their product mix, the net of which increased QTS’ MRR from these customers by 18%. If the lease renewals from these three customers were excluded from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.3% increase relative to the pre-renewal rate. The Company expects renewal rates will generally increase in the low to mid-single digits.

Core Rental Churn (which the Company defines as Core MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total Core MRR at the beginning of the period) was 0.6% for the fourth quarter of 2018.  Core Rental Churn was 3.6% for the year ended December 31, 2018. (1)

				Annualized
		Number of	Total Leased	rent per	Annualized	Rent
	Period	renewed leases	sq ft	leased sq ft	Rent	Change (3)
Renewed Leases - Core (2)	Q4 2018	84	50,774	$292	$14,811,940	(6.0)%	**
	P4QA*	58	58,502	308	18,019,575	4.0%
	Q3 2018	72	15,788	717	11,315,916	2.1%
	Q2 2018	24	101,902	219	22,269,960	5.6%
	Q1 2018	65	99,716	234	23,365,848	5.4%
	Q4 2017	71	16,601	911	15,126,576	1.1%

*	Average of prior 4 quarters

**     The decline in the renewal rate of 6.0% was largely due to three customers that signed commitments to significantly expand their respective footprints elsewhere in QTS’ footprint in addition to slight changes in their product mix, the net of which increased QTS’ MRR from these customers by 18%. If the lease renewals from these three customers were excluded from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.3% increase relative to the pre-renewal rate.

(1)

Consolidated Rental Churn was (which the Company defines as consolidated MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to consolidated MRR at the beginning of the period) 0.6% for the fourth quarter of 2018. Consolidated Rental Churn was 5.6% for the year ended December 31, 2018.

(2)

Includes leases of Core products only. The were no Non-Core lease renewals during the three months ended December 31, 2018. Had the rent change percentage included Non-Core leases, consolidated rent changes would be 2.1%, 4.9%, 5.3% and 1.2% for the three months ended September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively, and 3.7% for the prior four quarter average.

(3)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended commencement rates. The Company’s rate performance will vary quarter to quarter based on the mix of Core deals leased as hyperscale and hybrid colocation vary on a rate per square foot basis.

During the fourth quarter of 2018, the Company commenced customer leases (which includes both new customers and existing customers that renewed their lease terms) representing approximately $47.3 million of annualized Core rent at $240 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $27.1 million of annualized Core rent at $548 per square foot.

19 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

				Annualized
		Number of	Total Leased	rent per	Annualized
	Period	leases	sq ft	leased sq ft	Rent
Leases commenced - Core (1)	Q4 2018	412	197,336	$240	$47,280,192
	P4QA*	425	49,540	548	27,124,901
	Q3 2018	402	56,282	512	28,814,784
	Q2 2018	472	48,259	593	28,619,928
	Q1 2018	402	56,366	529	29,824,080
	Q4 2017	424	37,251	570	21,240,814

*	Average of prior 4 quarters
(1)

Leases commenced include all Core commenced monthly recurring rent, inclusive of both incremental rent as well as existing rent that was renewed.  Includes leases of Core products only. There were no Non-Core lease commencements for the three months ended December 31, 2018. Had the annualized rent per leased square foot included Non-Core leases, consolidated annualized rent per leased square foot would be $549, $637,  $691 and $718 for the three months ended September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively, and the prior four quarter average would be $643. Had the annualized rent included Non-Core leases, consolidated annualized rent would be $30,883,884; $30,766,296; $39,508,860; and $26,943,658; for the three months ended September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively, and the prior four quarter average would be $32,025,674.

20 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Lease Expirations

Lease expirations information is presented below for the Core business, which primarily consists of the Company’s hyperscale and hybrid colocation businesses, along with technology and services from its Cloud and Managed Services business that support hyperscale and hybrid colocation customers.  Hyperscale leases are typically 5-10 years with the majority of hyperscale lease expirations occurring in 2022 and beyond. Hybrid colocation leases are typically 3 years in duration, with the majority of hybrid colocation lease expirations occurring in 2019 and 2020. The following table sets forth a summary schedule of the Core lease expirations as of December 31, 2018. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised.

Note: The lease expirations table below has been calculated proforma for the effects of two hyperscale anchor tenants’ leases that were signed but not yet commenced as of December 31, 2018. As such, the annualized rent does not reconcile to reported annualized MRR in other locations of this document.

							Hybrid
		Total Raised				Hyperscale as	Colocation as
	Number of	Floor of	% of Portfolio		% of Portfolio	% of Portfolio	% of Portfolio
Year of Lease	Leases	Expiring	Leased Raised	Annualized	Annualized	Annualized	Annualized
Expiration	Expiring (1)	Leases	Floor	Core Rent (2)	Rent	Rent	Rent
Month-to-Month (3)	577	38,910	4%	$23,489,823	6%	—%	6%
2019	1,590	140,586	13%	90,769,824	24%	4%	20%
2020	1,151	107,316	10%	59,304,273	16%	1%	15%
2021	739	206,990	19%	64,164,586	17%	6%	11%
2022	274	283,152	26%	70,968,604	18%	13%	5%
2023	144	119,977	11%	33,454,691	9%	3%	6%
After 2023	114	183,424	17%	36,715,485	10%	8%	2%
Portfolio Total	4,589	1,080,355	100%	$378,867,286	100%	35%	65%

(1)	Represents each agreement with a customer signed as of December 31, 2018 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments.

(3)

Consists of both customer leases whose original contract terms ended on December 31, 2018 and have yet to commence signed renewals, as well as customers whose leases expired prior to December 31, 2018 and have continued on a month-to-month basis.

21 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Largest Core Customers

As of December 31, 2018, the Company’s portfolio was leased to over 1,100 Core customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest Core customers in the portfolio based on Core annualized rent as of December 31, 2018 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing).

Note: The largest core customers table below has been calculated proforma for the effects of two hyperscale anchor tenants’ leases that were signed but not yet commenced as of December 31, 2018.

				Weighted
				Average
			% of Portfolio	Remaining
	Number of	Annualized	Annualized	Lease Term
Principal Customer Industry	Locations	Core Rent (1)	Rent	(Months) (2)
Content & Digital Media	2	$51,622,943	13.6%	37
Cloud & IT Services	3	18,375,801	4.9%	63
Cloud & IT Services	1	18,337,655	4.8%	39
Content & Digital Media	3	13,881,600	3.7%	39
Cloud & IT Services	3	13,544,211	3.6%	62
Cloud & IT Services	5	9,297,240	2.5%	25
Cloud & IT Services	15	7,981,824	2.1%	31
Government & Security	1	6,641,269	1.8%	51
Cloud & IT Services	1	5,215,413	1.4%	48
Financial Services	1	4,823,112	1.3%	67
Total / Weighted Average		$149,721,068	39.6%	44

(1)

There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results. Annualized rent is presented for leases commenced as of December 31, 2018. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.

(2)	Weighted average based on customer’s percentage of total Core annualized rent expiring and is as of December 31, 2018.

22 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Industry Segmentation

The following table sets forth information relating to the  Core industry segmentation of customers as of December 31, 2018:

(1)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

The following table sets forth information relating to the Core industry segmentation of customers as of December 31, 2017:

(1)	Portfolio Total used for pie chart does not include $54.4 million of annualized Non-Core MRR.

23 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Core Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of Core product offering, as of December 31, 2018:

Annualized Core Rent ($) - December 31, 2018
Hybrid Colocation
$246,693,987 - 66%
Portfolio Total - $373,690,212 (1)
Hyperscale
$126,996,225 - 34%
Hyperscale
Hybrid Colocation

(1)	There was no Non-Core MRR as of December 31, 2018, therefore amounts represent consolidated results.

The following table sets forth information relating to the distribution of leases at the properties, by type of Core product offering, as of December 31, 2017:

Annualized Core Rent ($) - December 31, 2017
Hybrid Colocation
$209,334,178 - 64% (2)
Portfolio Total - $326,093,950 (1)
Hyperscale
$116,759,772 - 36% (2)
Hyperscale
Hybrid Colocation

(1)	Portfolio Total used for pie chart does not include $54.4 million of annualized Non-Core MRR.
(2)	Previously reported allocations for hybrid colocation and hyperscale at December 31, 2017 have been updated for refined hyperscale designations in the product pie chart herein.

24 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(unaudited and in thousands)

The following tables set forth a summary of the Company’s debt instruments:

	Weighted Average
	Coupon Interest Rate at	Maturities at	Outstanding Balance as of:
	December 31, 2018	December 31, 2018	December 31, 2018	December 31, 2017
Unsecured Credit Facility (1)
Revolving Credit Facility	3.75%	December 17, 2022	$252,000	$131,000
Term Loan I	3.44%	December 17, 2023	350,000	350,000
Term Loan II	3.47%	April 27, 2024	350,000	350,000
Senior Notes (2)	4.75%	November 15, 2025	400,000	400,000
Lenexa Mortgage	4.10%	May 1, 2022	1,801	1,866
Capital Lease and Lease Financing Obligations	4.34%	2019 - 2038	2,873	8,699
Total	3.89%		$1,356,674	$1,241,565

(1)	Balances exclude debt issuance costs reflected as offsets to liabilities aggregating $6.3 million and $5.8 million at December 31, 2018 and December 31, 2017, respectively.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.2 million and $5.8 million at December 31, 2018 and December 31, 2017, respectively.

	Outstanding Balance as of:	% of	Outstanding Balance as of:	% of
	December 31, 2018 (1)	total	December 31, 2017	total
Fixed Rate Debt	$1,004,674	74.1%	$810,565	65.3%
Floating Rate Debt	352,000	25.9%	431,000	34.7%
	$1,356,674	100.0%	$1,241,565	100.0%

(1)	Includes all debt that is currently at a fixed rate and pro forma for an additional $200 million of debt that was swapped to a fixed rate that will become effective January 2, 2020.

Scheduled debt maturities as of December 31, 2018:

Debt instruments	2019	2020	2021	2022	2023	Thereafter	Total
Unsecured Credit Facility (1)	$—	$—	$—	$252,000	$350,000	$350,000	$952,000
Senior Notes (2)	—	—	—	—	—	400,000	400,000
Lenexa Mortgage	62	71	74	1,594	—	—	1,801
Capital Lease and Lease Financing Obligations	994	151	48	44	49	1,587	2,873
Total	$1,056	$222	$122	$253,638	$350,049	$751,587	$1,356,674

(1)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $6.3 million at December 31, 2018.
(2)	Balance excludes debt issuance costs reflected as offsets to liabilities aggregating $5.2 million at December 31, 2018.

25 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Interest Summary

(unaudited and in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Interest expense and fees	$13,821	$12,114	$11,471	$51,707	$40,932
Amortization of deferred financing costs and bond discount	974	959	926	3,856	3,868
Capitalized interest (1)	(8,745)	(6,687)	(4,348)	(26,814)	(14,277)
Total interest expense	$6,050	$6,386	$8,049	$28,749	$30,523

(1)

The weighted average interest rate for the three months ended December 31, 2018,  September 30, 2018,  and December 31, 2017 was 4.40%, 4.53%, and 4.03%, respectively. As of December 31, 2018 and December 31, 2017 our weighted average coupon interest rate was 3.89% and 3.48%, respectively.

26 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) Core Revenue; (2) FFO, Operating FFO, Adjusted Operating FFO, Core Operating FFO and Adjusted Core Operating FFO (3) MRR, Recognized MRR and Core MMR; (4) NOI and Core NOI; and (5) EBITDAre, Adjusted EBITDA, Core EBITDAre,  Core Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. Core Revenue, FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, including on a Core and Non-Core basis, may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Core. Core represents the Company’s business expected to remain following disposition of the Company’s “Non-Core” business in accordance with its previously announced strategic growth plan. The Core business consists primarily of the Company’s hyperscale and hybrid colocation business, along with technology and services from the Company’s Cloud and Managed Services business that support hyperscale and hybrid colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new redevelopment projects due to changes in the Company’s configuration of product space.

Non-Core. Non-Core represents the portion of the Company’s business that the Company expected to exit in accordance with its previously announced strategic growth plan. The Non-Core business consists of the certain products and services,  within the Company’s Cloud and Managed Services business, primarily managed hosting, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business. Non-Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Non-Core business.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP (the “Operating Partnership” or “OP”).

27 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, Adjusted Operating FFO, Core Operating FFO and Adjusted Core Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

Core FFO, Core Operating FFO and Adjusted Core Operating FFO represent FFO, Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company expected to retain following completion of the strategic growth plan.

28 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)
Real estate depreciation and amortization	35,640	—	35,640	34,023	556	34,579	31,676	863	32,539
FFO	46,114	(4,072)	42,042	41,599	(13,912)	27,687	20,667	(4,241)	16,426
Preferred stock dividends	(7,045)	—	(7,045)	(7,045)	—	(7,045)	—	—	—
FFO available to common stockholders & OP unit holders	39,069	(4,072)	34,997	34,554	(13,912)	20,642	20,667	(4,241)	16,426

Debt restructuring costs	605	—	605	—	—	—	19,992	—	19,992
Restructuring costs	138	4,108	4,246	—	13,737	13,737	—	—	—
Transaction, integration and impairment costs	269	—	269	901	—	901	302	9,147	9,449
Tax benefit associated with restructuring, transaction and integration costs	—	(161)	(161)	—	(571)	(571)	—	—	—
Operating FFO available to common stockholders & OP unit holders*	40,081	(125)	39,956	35,455	(746)	34,709	40,961	4,906	45,867

Maintenance Capex	(1,460)	—	(1,460)	(1,660)	—	(1,660)	(848)	—	(848)
Leasing commissions paid	(5,204)	—	(5,204)	(5,212)	(249)	(5,461)	(5,840)	(459)	(6,299)
Amortization of deferred financing costs and bond discount	974	—	974	959	—	959	925	—	925
Non real estate depreciation and amortization	2,619	—	2,619	2,670	650	3,320	2,571	2,030	4,601
Straight line rent revenue and expense and other	(1,958)	6	(1,952)	(1,013)	(54)	(1,067)	(1,329)	(725)	(2,054)
Tax expense (benefit) from operating results	38	—	38	(409)	—	(409)	(3,879)	(495)	(4,374)
Equity-based compensation expense	3,531	—	3,531	3,961	—	3,961	2,933	423	3,356
Adjusted Operating FFO available to common stockholders & OP unit holders*	$38,621	$(119)	$38,502	$34,751	$(399)	$34,352	$35,494	$5,680	$41,174

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457
Real estate depreciation and amortization	133,948	2,171	136,119	120,188	3,367	123,555
FFO	162,478	(33,534)	128,944	115,577	9,435	125,012
Preferred stock dividends	(16,666)	—	(16,666)	—	—	—
FFO available to common stockholders & OP unit holders	145,812	(33,534)	112,278	115,577	9,435	125,012

Debt restructuring costs	605	—	605	19,992	—	19,992
Restructuring costs	138	37,805	37,943	—	—	—
Transaction, integration and impairment costs	2,743	—	2,743	1,913	9,147	11,060
Tax benefit associated with restructuring, transaction and integration costs	—	(2,408)	(2,408)	—	—	—
Operating FFO available to common stockholders & OP unit holders*	149,298	1,863	151,161	137,482	18,582	156,064

Maintenance Capex	(6,662)	—	(6,662)	(5,009)	—	(5,009)
Leasing commissions paid	(23,855)	(391)	(24,246)	(14,732)	(5,383)	(20,115)
Amortization of deferred financing costs and bond discount	3,856	—	3,856	3,868	—	3,868
Non real estate depreciation and amortization	9,577	4,195	13,772	8,635	8,734	17,369
Straight line rent revenue and expense and other	(6,780)	10	(6,770)	(3,717)	(1,250)	(4,967)
Tax expense (benefit) from operating results	(960)	—	(960)	(9,655)	(123)	(9,778)
Equity-based compensation expense	14,972	—	14,972	12,191	1,672	13,863
Adjusted Operating FFO available to common stockholders & OP unit holders*	$139,446	$5,677	$145,123	$129,063	$22,232	$151,295

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

29 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR), Recognized MRR and Core MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. This amount reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR, recognized MRR and Core MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s Core business. MRR, recognized MRR and Core MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR, recognized MRR or Core MRR in the same manner. Accordingly, the Company’s MRR, recognized MRR and Core MRR may not be comparable to other companies’ MRR, recognized MRR and Core MRR. MRR, recognized MRR and Core MRR should be considered only as supplements to total revenues as a measure of its performance. MRR, recognized MRR and Core MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR and Core MRR at period-end, on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$112,334	$3	$112,337	$107,513	$4,700	$112,213	$100,617	$18,294	$118,911
Less: Total period recoveries	(11,629)	—	(11,629)	(11,800)	—	(11,800)	(11,053)	—	(11,053)
Total period deferred setup fees	(3,104)	—	(3,104)	(3,174)	(101)	(3,275)	(2,714)	(265)	(2,979)
Total period straight line rent and other	(4,465)	(34)	(4,499)	(1,701)	(2,171)	(3,872)	(7,551)	(1,891)	(9,442)
Recognized MRR in the period	93,136	(31)	93,105	90,838	2,428	93,266	79,299	16,138	95,437

MRR at period end
Total period revenues	$112,334	$3	$112,337	$107,513	$4,700	$112,213	$100,617	$18,294	$118,911
Less: Total revenues excluding last month	(73,852)	(2)	(73,854)	(71,443)	(4,416)	(75,859)	(66,550)	(12,196)	(78,746)
Total revenues for last month of period	38,482	1	38,483	36,070	284	36,354	34,067	6,098	40,165
Less: Last month recoveries	(3,822)	—	(3,822)	(3,896)	—	(3,896)	(3,175)	—	(3,175)
Last month deferred setup fees	(1,015)	—	(1,015)	(1,095)	—	(1,095)	(1,035)	(88)	(1,123)
Last month straight line rent and other	(2,504)	(1)	(2,505)	(979)	356	(623)	(2,682)	(1,477)	(4,159)
MRR at period end	$31,141	$—	$31,141	$30,100	$640	$30,740	$27,175	$4,533	$31,708

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$422,786	$27,738	$450,524	$370,392	$76,118	$446,510
Less: Total period recoveries	(45,386)	—	(45,386)	(37,797)	(89)	(37,886)
Total period deferred setup fees	(12,239)	(236)	(12,475)	(9,726)	(964)	(10,690)
Total period straight line rent and other	(12,087)	(5,061)	(17,148)	(17,358)	(5,490)	(22,848)
Recognized MRR in the period	353,074	22,441	375,515	305,511	69,575	375,086

MRR at period end
Total period revenues	$422,786	$27,738	$450,524	$370,392	$76,118	$446,510
Less: Total revenues excluding last month	(384,304)	(27,737)	(412,041)	(336,325)	(70,020)	(406,345)
Total revenues for last month of period	38,482	1	38,483	34,067	6,098	40,165
Less: Last month recoveries	(3,822)	—	(3,822)	(3,175)	—	(3,175)
Last month deferred setup fees	(1,015)	—	(1,015)	(1,035)	(88)	(1,123)
Last month straight line rent and other	(2,504)	(1)	(2,505)	(2,682)	(1,477)	(4,159)
MRR at period end	$31,141	$—	$31,141	$27,175	$4,533	$31,708

30 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre), Adjusted EBITDA, Core EBITDAre and Core Adjusted EBITDA

The Company considers earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated partnerships and joint ventures, and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses EBITDAre as a supplemental performance measure because it provides a performance measure that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, and transaction and integration costs, in addition to non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a Core and Non-Core basis is as follows (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)
Interest income	(58)	—	(58)	(66)	—	(66)	(1)	—	(1)
Interest expense	6,050	—	6,050	6,384	2	6,386	8,049	—	8,049
Tax expense (benefit) of taxable REIT subsidiaries	38	(161)	(123)	(409)	(571)	(980)	(3,879)	(495)	(4,374)
Depreciation and amortization	38,259	—	38,259	36,693	1,206	37,899	34,247	2,893	37,140
Loss on disposition of depreciated property and impairment write-downs of depreciated property	—	1,288	1,288	—	7,409	7,409	—	4,219	4,219
EBITDAre	$54,763	$(2,945)	$51,818	$50,178	$(6,422)	$43,756	$27,407	$1,513	$28,920

Debt restructuring costs	605	—	605	—	—	—	19,992	—	19,992
Equity-based compensation expense	3,531	—	3,531	3,961	—	3,961	2,933	423	3,356
Restructuring costs	138	2,820	2,958	—	6,328	6,328	—	—	—
Transaction, integration and impairment costs	269	—	269	901	—	901	302	4,928	5,230
Adjusted EBITDA	$59,306	$(125)	$59,181	$55,040	$(94)	$54,946	$50,634	$6,864	$57,498

31 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457
Interest income	(150)	—	(150)	(67)	—	(67)
Interest expense	28,736	13	28,749	30,497	26	30,523
Tax benefit of taxable REIT subsidiaries	(960)	(2,408)	(3,368)	(9,655)	(123)	(9,778)
Depreciation and amortization	143,525	6,366	149,891	128,823	12,101	140,924
Loss on disposition of depreciated property and impairment write-downs of depreciated property	—	15,836	15,836	—	4,219	4,219
EBITDAre	$199,681	$(15,898)	$183,783	$144,987	$22,291	$167,278

Debt restructuring costs	605	—	605	19,992	—	19,992
Equity-based compensation expense	14,972	—	14,972	12,191	1,672	13,863
Restructuring costs	138	21,969	22,107	—	—	—
Transaction, integration and impairment costs	2,743	—	2,743	1,913	4,928	6,841
Adjusted EBITDA	$218,139	$6,071	$224,210	$179,083	$28,891	$207,974

32 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI) and Core NOI

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company allocates a management fee charge of 4% of cash revenues for all facilities, with the exception of the leased facilities acquired in 2015 which are allocated a charge of 10% of cash revenues, as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income (loss) as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. Core NOI represents NOI of the Company’s Core business and is used as a supplemental performance measure because it reflects results of the portion of the business the Company expected to retain following completion of the strategic growth plan. NOI and Core NOI are therefore not substitutes for net income (loss) as computed in accordance with GAAP.

A reconciliation of net income (loss) to NOI and Core NOI is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)
Interest income	(58)	—	(58)	(66)	—	(66)	(1)	—	(1)
Interest expense	6,050	—	6,050	6,384	2	6,386	8,049	—	8,049
Depreciation and amortization	38,259	—	38,259	36,693	1,206	37,899	34,247	2,893	37,140
Debt restructuring costs	605	—	605	—	—	—	19,992	—	19,992
Tax expense (benefit) of taxable REIT subsidiaries	38	(161)	(123)	(409)	(571)	(980)	(3,879)	(495)	(4,374)
Transaction, integration and impairment costs	269	—	269	901	—	901	302	9,147	9,449
General and administrative expenses	17,551	118	17,669	17,732	2,191	19,923	16,762	4,058	20,820
Restructuring	138	4,108	4,246	—	13,737	13,737	—	—	—
NOI (1)	$73,326	$(7)	$73,319	$68,811	$2,097	$70,908	$64,463	$10,499	$74,962

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges, with respect to Core operations, aggregated to $5.1 million, $4.6 million and $4.3 million for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively.

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457
Interest income	(150)	—	(150)	(67)	—	(67)
Interest expense	28,736	13	28,749	30,497	26	30,523
Depreciation and amortization	143,525	6,366	149,891	128,823	12,101	140,924
Debt restructuring costs	605	—	605	19,992	—	19,992
Tax benefit of taxable REIT subsidiaries	(960)	(2,408)	(3,368)	(9,655)	(123)	(9,778)
Transaction, integration and impairment costs	2,743	—	2,743	1,913	9,147	11,060
General and administrative expenses	71,401	9,456	80,857	67,740	19,491	87,231
Restructuring	138	37,805	37,943	—	—	—
NOI (1)	$274,568	$15,527	$290,095	$234,632	$46,710	$281,342

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges, with respect to Core operations, aggregated to $18.5 million and $15.9 million for the years ended December 31, 2018 and 2017, respectively.

33 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Core/Non-Core Reconciliations

In conjunction with its strategic growth plan announced in the first quarter of 2018, QTS realigned its product offerings around hyperscale and hybrid colocation, while exiting certain of its Cloud and Managed Services offerings, primarily managed hosting, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business that did not remain with QTS post transition (collectively “Non-Core” operations). QTS has realigned information included in this supplement to focus its key performance metrics around its core business, which primarily consists of its hyperscale and hybrid colocation businesses, along with technology and services from its Cloud and Managed Services business that support hyperscale and hybrid colocation customers (collectively, the “Core” business), which together are the Company’s primary business following the completion of the strategic growth plan which was completed as of December 31, 2018.

The table below includes certain non-GAAP financial measures, separated on a Core / Non-Core basis, which management believes is helpful to understanding the financial results of the Company’s Core business.

In order to bifurcate revenues and costs the Company utilized the following methodology: for managed service revenue, QTS identified the specific products that it expected to divest of in 2018, and allocated their specific revenue to Non-Core operations; and for customers that had Non-Core managed service revenue and also had colocation revenue, the Company performed an analysis on a customer-by-customer basis to determine the portion of colocation revenue considered to be Non-Core.

For operating costs, the Company identified costs such as rent expense, software licenses, communications expenses and repairs and maintenance costs associated with servicing the aforementioned Non-Core revenue and classified those costs as Non-Core.

For general and administrative costs, certain personnel costs, including severance benefits and equity-based compensation, that were associated with personnel impacted by the strategic growth plan have been reclassified to restructuring costs. For current and prior periods Non-Core personnel costs associated with wages and salaries were not reclassified to restructuring cost but are shown in their respective line items as Non-Core. QTS identified the software costs, communications expense and other similar general and administrative costs that are utilized to support the aforementioned revenue and reclassified those costs to Non-Core accordingly.

For depreciation costs, the Company identified the equipment that services the impacted customers, which QTS expected to dispose of in the transaction, and reclassified the associated depreciation costs to Non-Core. Write-offs of capitalized equipment or other capitalized costs that QTS has abandoned have been reclassified to restructuring costs.

34 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Below is selected financial data depicting Core and Non-Core reconciliations (unaudited and in thousands):

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
Selected Income Statement Data	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Total Revenues	$112,334	$3	$112,337	$107,513	$4,700	$112,213	$100,617	$18,294	$118,911
Less: Operating costs (1)	39,008	10	39,018	38,702	2,603	41,305	36,154	7,795	43,949
Net operating income	73,326	(7)	73,319	68,811	2,097	70,908	64,463	10,499	74,962

Less: General & administrative expenses (excluding equity-based compensation expense)	14,020	118	14,138	13,771	2,191	15,962	13,829	3,635	17,464
Adjusted EBITDA	59,306	(125)	59,181	55,040	(94)	54,946	50,634	6,864	57,498

Less:
Equity-based compensation expense	3,531	—	3,531	3,961	—	3,961	2,933	423	3,356
Interest income	(58)	—	(58)	(66)	—	(66)	(1)	—	(1)
Interest expense	6,050	—	6,050	6,384	2	6,386	8,049	—	8,049
Tax expense (benefit) from operating results	38	—	38	(409)	—	(409)	(3,879)	(495)	(4,374)
Non real estate depreciation and amortization	2,619	—	2,619	2,670	650	3,320	2,571	2,030	4,601
Preferred stock dividends	7,045	—	7,045	7,045	—	7,045	—	—	—
Operating FFO available to common stockholders & OP unit holders	40,081	(125)	39,956	35,455	(746)	34,709	40,961	4,906	45,867

OFFO per share	0.69	(0.00)	0.69	0.61	(0.01)	0.60	0.71	0.08	0.79

Adjustments:
Transaction, integration and impairment costs	(269)	—	(269)	(901)	—	(901)	(302)	(9,147)	(9,449)
Restructuring costs	(138)	(4,108)	(4,246)	—	(13,737)	(13,737)	—	—	—
Debt restructuring costs	(605)	—	(605)	—	—	—	(19,992)	—	(19,992)
Tax benefit associated with restructuring, transaction and integration costs	—	161	161	—	571	571	—	—	—
Real estate depreciation and amortization	(35,640)	—	(35,640)	(34,023)	(556)	(34,579)	(31,676)	(863)	(32,539)
Preferred stock dividends	7,045	—	7,045	7,045	—	7,045	—	—	—
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)

(1)	Consists of property operating costs as well as real estate taxes and insurance.

	Year Ended			Year Ended
	December 31, 2018			December 31, 2017
Selected Income Statement Data	Core	Non-Core	Total	Core	Non-Core	Total
Total Revenues	$422,786	$27,738	$450,524	$370,392	$76,118	$446,510
Less: Operating costs (1)	148,218	12,211	160,429	135,760	29,408	165,168
Net operating income	274,568	15,527	290,095	234,632	46,710	281,342

Less: General & administrative expenses (excluding equity-based compensation expense)	56,429	9,456	65,885	55,549	17,819	73,368
Adjusted EBITDA	218,139	6,071	224,210	179,083	28,891	207,974

Less:
Equity-based compensation expense	14,972	—	14,972	12,191	1,672	13,863
Interest income	(150)	—	(150)	(67)	—	(67)
Interest expense	28,736	13	28,749	30,497	26	30,523
Tax benefit from operating results	(960)	—	(960)	(9,655)	(123)	(9,778)
Non real estate depreciation and amortization	9,577	4,195	13,772	8,635	8,734	17,369
Preferred stock dividends	16,666	—	16,666	—	—	—
Operating FFO available to common stockholders & OP unit holders	149,298	1,863	151,161	137,482	18,582	156,064

OFFO per share	2.57	0.03	2.60	2.43	0.33	2.76

Adjustments:
Transaction, integration and impairment costs	(2,743)	—	(2,743)	(1,913)	(9,147)	(11,060)
Restructuring costs	(138)	(37,805)	(37,943)	—	—	—
Debt restructuring costs	(605)	—	(605)	(19,992)	—	(19,992)
Tax benefit associated with restructuring, transaction and integration costs	—	2,408	2,408	—	—	—
Real estate depreciation and amortization	(133,948)	(2,171)	(136,119)	(120,188)	(3,367)	(123,555)
Preferred stock dividends	16,666	—	16,666	—	—	—
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457

(1)	Consists of property operating costs as well as real estate taxes and insurance.

35 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com